Exhibit 21.1

Subsidiaries

The Registrant has the following U.S. subsidiary shown below as of November 2, 2016. The Registrant does not have any international subsidiaries and is not a subsidiary of any other entity.

Name of Subsidiary	**Jurisdiction of Organization**
Buddhi Mat LLC	Connecticut